EXHIBIT 15

June 29, 2007

Winnebago Industries, Inc.

Forest City, Iowa

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Winnebago Industries, Inc. and subsidiaries for the quarters and nine months ended May 26, 2007, and May 27, 2006, as indicated in our report dated June 29, 2007; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which are included in your Quarterly Report on Form 10-Q for the quarter ended May 26, 2007, is incorporated by reference in Registration Statements No. 2-40316, No. 2-82109, No. 33-21757, No. 33-59930, No. 333-31595, No. 333-47123, and No. 333-113246 on Form S-8.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP
Minneapolis, Minnesota June 29, 2007